Exhibit 99.1

12.	Indemnification.

(a)	The Corporation shall and hereby agrees to indemnify any person (an “Indemnified Person”) who was or is a party or witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation one brought by or in the right of the Corporation (any of the foregoing, a “Proceeding”), by reason of the fact that the Indemnified Person is or was a director or officer of the Corporation, or is or was serving while a director or officer at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Person in connection with the Proceeding, except to the extent such indemnification is prohibited by applicable law.

(b)	Expenses incurred by an Indemnified Person in defending a Proceeding or in connection with appearing as a witness in a Proceeding shall automatically be paid by the Corporation, without the need for action by the Board of Directors, in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined that the Indemnified Person is not entitled to be indemnified by the Corporation.

(c)	Notwithstanding anything in this Section 12 to the contrary, the Corporation is not obligated to either indemnify any person under this section or advance expenses under this section with respect to an action, suit or proceeding commenced by the person, other than mandatory counterclaims and affirmative defenses.

(d)	The duties of the Corporation to indemnify and to advance expenses to an Indemnified Person as provided in this Section 12 are in the nature of a contract between the Corporation and the Indemnified Person, and an amendment or repeal of any provision of this Section 12 shall not alter, to the detriment of an Indemnified Person, the right of the Indemnified Person to the advancement of expenses or indemnification related to a claim based on an act or failure to act that took place prior to the amendment or repeal or the termination of the service of the Indemnified Person as a director or officer, whichever is earlier.

(e)	The Corporation may indemnify employees and agents of the Corporation, and advance expenses to them, on the same basis as provided in this Section 12 for directors and officers, as the Board of Directors may from time to time determine or authorize.

(f)	The indemnification provided by this Section 12 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors of otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. If the Pennsylvania Business Corporation Law of 1988 is amended to permit a Pennsylvania corporation to provide greater rights to indemnification and advancement of expenses for its directors and officers than the express terms of this Section 12, this section shall be construed to provide for those greater rights.